Exhibit 3.01.37

PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “WEST UC SOLUTIONS HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF DECEMBER, A.D. 2010, AT 3:17 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W Bullock
	Jeffrey W Bullock, Secretary of State
4920046 8100	AUTHENTICATION:	8461561
101244836	DATE:	12-30-10
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:31 PM 12/29/2010 FILED 03:11 PM 12/29/2010 SRV 101244836 - 4920046 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is West UC Solutions Holdings, Inc.

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Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 10,000 shares (number of authorized shares) with a par value of $.01 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name David C. Mussman
Mailing Address	11808 Miracle Hills Drive
Omaha, NE Zip Code 68154

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 29th day of December, A.D. 2010.

BY:	/s/ David C. Mussman
(Incorporator)

NAME:	David C. Mussman
(type or print)